Exhibit 99.1

AmREIT Reports Fourth Quarter and Year End Results and Announces Guidance for 2007

          HOUSTON, March 13 /PRNewswire-FirstCall/ -- AmREIT (Amex: AMY), a Houston-based real estate development and operating company that has elected to be taxed as a real estate investment trust, today announced financial results for the fourth quarter and twelve months ended December 31, 2006 as well as setting 2007 annual guidance.

          Fourth Quarter and Year-to-Date Financial Highlights:

*

Funds from Operations available to class A common shareholders (FFO) for the fourth quarter 2006 were $3.1 million, or $0.50 per share, compared with fourth quarter 2005 FFO of $1.7 million, or $0.27 per share;

*

Net income available to Class A common shareholders (Net Income) for the fourth quarter 2006 was $948,000, or $0.15 per share, compared with net income of $2.1 million, or $0.33 per share, for the same period in 2005;

*	Operating revenues for the fourth quarter 2006 increased 64.2% to $20.7 million compared with $12.6 million for the same period in 2005;
*

FFO for the twelve months 2006 were $4.7 million, or $0.75 per class A share, which is at the upper mid-point of our annual guidance of $0.71 to $0.77 per share. This compares with twelve months 2005 FFO of $3.6 million, or $0.70 per share;

*	Net loss for the twelve months 2006 was $3.9 million, or ($0.62) per class A share, compared with net income of $881,000, or $0.17 per share for the same period in 2005;
*	Operating revenues for the twelve months 2006 increased 74.6% to $59.3 million compared with $33.9 million for the same period in 2005;
*	The Board of Trust Managers declared a quarterly dividend of $0.1242 per class A common share for the first quarter 2007, which will be paid in three monthly installments;
*	On December 18, 2006 we acquired approximately 998,000 class B common shares for $9.25 per share;
*	Total assets owned by the merchant development funds in the Company’s asset advisory business increased to $281 million at December 31, 2006, compared with $95 million a year ago;
*	Total FFO available to all common shareholders exceeded total dividends paid to all classes of common shareholders by $2.3 million for the fourth quarter 2006 and $900,000 for the same period in 2005;
*

Total FFO available to all common shareholders exceeded total dividends paid to all classes of common shareholders by $1.6 million for the twelve months 2006 and $1.1 million for the same period in 2005; and

*

AmREIT announces 2007 annual FFO estimates of $0.78 to $0.82 per class A share and FFO estimates for the first quarter 2007 of $0.02 to $0.05 per class A share.  A reconciliation of income (loss) to FFO is included in the financial tables accompanying this press release.

          Commenting on the financial results for the quarter, Chad C. Braun, AmREIT’s Chief Financial Officer, noted, “We are very pleased with the execution of our business plan during 2006. We accomplished all of the transactional and operational goals that we set forth for 2006 and finished the year with strong fundamentals in our portfolio, a good pipeline of development opportunities and momentum in our advisory sponsorship business. Our strategy served us well in 2006, and we will continue to work hard in 2007 to accomplish our stated goals and deliver year-over-year returns to investors.”

          Portfolio of Irreplaceable Corners

          As of December 31, 2006, AmREIT owned 49 properties, with approximately 90.4% of its rental income coming from properties located in major Texas metropolitan areas.  The portfolio generated $7.9 million in total revenue during the fourth quarter of 2006, up 5% compared with $7.5 million generated for the same period in 2005.

          Expenses associated with AmREIT’s portfolio during the fourth quarter were approximately $7.4 million, comprising $1.8 million in property expenses, $2.1 million in depreciation and amortization, $2.0 million in interest expense and $1.5 million in general and administrative expense.  Earnings were further reduced by $1.2 million due to the allocation of dividends from the Company’s non-traded shares on a pro-rata basis based on net income contribution of the segment, resulting in a net loss of $732,000, or ($0.12) per class A common share. FFO contributions from the portfolio totaled approximately $1.4 million, or $0.22 per class A common share, for the quarter.  Overall occupancy as of December 31, 2006, was approximately 96.5%.

          H. Kerr Taylor, Chairman and Chief Executive Officer of AmREIT, added, “Our most important asset is the stability of recurring income generated by our portfolio of Irreplaceable Corners and over $281 million of assets under management. We continued to improve the value of the largest component of this recurring income -- the Irreplaceable Corners -- with another strong quarter of leasing results and improvement in occupancy and operating margins.  The outlook for this portfolio in 2007 is equally as bright as we expect strong same-property NOI growth to provide a solid foundation for year-over-year improvement while the opportunity to expand the size of the portfolio through new institutional relationships could potentially lead to more accelerated growth.”

          Real Estate Development and Operations

          AmREIT’s real estate development and operating business generated $5.7 million (including discontinued operations and net of construction expense) in total revenue during the fourth quarter, an increase of 90% compared with the $3.0 million generated in the fourth quarter of 2005.  The increase in the real estate development and operating business is due to timing of transactional activities.

          Expenses associated with this line of business for the fourth quarter were approximately $2.6 million, resulting in net income to class A common shares of $3.1 million.  Earnings were further reduced by $1.5 million due to the allocation of dividends from the Company’s non-traded shares on a pro-rata basis based on net income contribution of the segment, resulting in net income of $1.7 million, or $0.27 per class A common share.  FFO contributions from the real estate development and operations business totaled approximately $1.7 million, or $0.27 per class A common share, for the quarter.  This business is transactional in nature, and the timing of these contributions from quarter to quarter is difficult to predict.

          AmREIT’s pipeline of development and re-development opportunities for third parties and for its asset advisory group includes approximately 623,000 square feet under various stages of development.  Together, this represents over $86 million in active development and re-development projects. Of this, 100,000 square feet is scheduled for completion in 2007.

          Taylor added, “Consistent with previous years, the fourth quarter was our most active of the year for transactions. We purchased four shopping centers totaling 719,000 square feet and $129 million on behalf of our affiliated funds, established a new relationship with joint venture partner JP Morgan Asset Management and leveraged the deal sourcing capabilities of our new Dallas office. The ability to attract one of the leading institutional real estate investors in the country speaks to the experience and talent of our development and acquisitions team as well as our track record of unlocking value through new and redevelopment opportunities. With another active year planned for 2007 and the possibility of expanding into one or two new markets, we expect our team to further develop the potential of this business in a meaningful way.”

          Asset Advisory Business

          As of December 31, 2006, AmREIT had a combined $121 million in equity capital under management in its five actively managed income and growth funds. For the quarter, this group generated total revenues of $2.6 million, with $2.4 million related to securities operations and securities commissions earned on sales of units in the merchant development funds and $267,000 related to recurring asset management fees and general partner interests.

          For the quarter, expenses associated with this line of business were approximately $2.6 million, comprising $2.0 million in securities commission expense and $600,000 of general and administrative and other expenses.  The asset advisory group broke even for the quarter, and therefore did not directly contribute to or reduce FFO for the quarter.

          “As we expected, the short-term cost for building up staffing to facilitate future growth offset the more strategic improvements made in our advisory and sponsorship business during 2006,” Taylor noted. “We were successful in increasing the equity capital under management by $60 million to $121 million in 2006 and expect to exceed that growth in 2007 as we support aggressive plans to expand our fee-driven acquisition and development operations. To further leverage the infrastructure we have in place, we also expect to build on our reputation as a Best of Class Sponsor and significantly expand the size of our funds business. We anticipate the latter part of 2007 to be the inflection point for the growth in advisory and sponsorship as we capitalize on the favorable demand for this product in the market and turn this business into a contributor to the bottom line.”

          Class B Tender Offer

          On October 11, 2006, AmREIT commenced a tender offer to purchase all of its outstanding Class B common shares, which totals approximately 2.1 million shares, at a cash price of $9.25 per share. The Offer ended on December 18, 2006, and resulted in the acquisition of 998,000 tendered shares for a total of $9.2 million.

          The Company funded the tender offer through debt, initially with its credit facility, in order to reduce its cost of capital and provide additional liquidity for the Class B shareholders. The transaction will be accretive for the Company in 2007.

          2007 Estimates and Assumptions

          Our FFO guidance of $0.78 to $0.82 per class A share represents an increase of 4% to 9% compared to our FFO in 2006 of $0.75 per class A share.  Consistent with previous years, earnings and FFO are expected to be uneven quarter by quarter due to the transactional nature of our business.

          AmREIT will continue to pay dividends to its class A shareholders on a monthly basis.  Our dividend policy calls for us to evaluate dividends based on our annual FFO and our ability to cover our annual dividends with recurring FFO.  We anticipate that our 2007 dividends will remain consistent with those paid in 2006, and that we will be able to cover our recurring dividends with recurring income.

          As we continue to evaluate our strategy to simplify the equity portion of our balance sheet and reduce our overall cost of capital, we may incur certain non-cash charges to earnings as a result of any premiums paid on such recapitalizations.  These transactions have not been contemplated in our guidance or assumptions.  If we proceed with any of these transactions during 2007, we will report FFO as “Modified FFO,” which will add back these one time, non-cash charges to earnings.

          Following are the assumptions underlying our projected 2007 earnings and FFO guidance.

          Portfolio of Irreplaceable Corners

          We expect FFO contribution in 2007 from our portfolio of Irreplaceable Corners to be $0.62 to $0.64 per class A share, contributing approximately 78 percent of total estimated FFO.  This FFO contribution is based on the following estimates and assumptions:

*	Rental and earned income is anticipated to be $24.7 million for the year, net of a vacancy allowance, representing an increase over prior year of approximately 3 percent;
*	Recovery income is estimated to be $7.6 million, with a corresponding property expense of $7.7 million, resulting in $100,000 in leakage due to vacancy and non-reimbursable expenses;
*

The only budgeted property additions for the portfolio are a series of five ground lease properties purchased during the first quarter.  These properties were purchased in February for approximately $9 million and their revenue impact has been factored into the rental number above;

*	Total revenue for this segment is expected to be approximately $32.6 million;
*	Interest expense is estimated to be approximately $8.9 million. Approximately 92 percent of our debt has a fixed interest rate with an average term of approximately 7 years; and
*

The G&A run rate on our portfolio is expected to track approximately $700,000 per quarter during the first half of the year and grow to approximately $975,000 per quarter during the second half of the year due to the way that incentive compensation is measured and earned and the seasonality of certain G&A.

          Asset Advisory and Sponsorship Operations

          We expect FFO contribution in 2007 from our asset advisory operations to be $0.16 to $0.18 per class A share, contributing approximately 22 percent of total estimated FFO.  This FFO contribution is based on the following estimates and assumptions:

*

Development fees are estimated to be approximately $1.3 million for the year.  We currently have four development projects underway, representing approximately 67% of the forecasted fees.  We are forecasting to secure three additional development projects during 2007, representing approximately 33% of the forecasted fees.  These fees are expected to be earned evenly throughout the year;

*

Our construction management and general contracting business is anticipated to generate $6.1 million in revenue during 2007, primarily related to the above development projects.  This revenue will be offset with approximately $4.8 million in direct, project related expenses;

*

Property management fees are expected to be approximately $900,000 during 2007, with approximately $350,000 during the first half of the year, growing to $550,000 in the second half of the year based on asset growth in our actively management funds;

*

Real estate commissions and acquisition fees are estimated to be approximately $9.2 million during the year.  These commissions and fees are transaction oriented and are difficult to predict in any given quarter.  We do not anticipate any material transactions in the first quarter, resulting in the lion’s share of this revenue to be generated in the second half of the year;

*

These real estate revenues will be offset by approximately $7.6 million in G&A.  The G&A run rate on our real estate operations is approximately $1.3 million per quarter, with the balance being directly attributable with the transactional activity;

*

 Recurring asset management fees are expected to be approximately $1.4 million, starting at approximately $300,000 in the first quarter and growing to approximately $440,000 in the fourth quarter as we raise additional capital through our broker dealer network; and

*

Commission income associated with our fund raising activities are expected to be approximately $11.2 million, which is partially offset by third party commission expense of approximately $8.5 million, resulting in net commission income of $2.7 million.  This net commission income is more than offset with approximately $3.6 million in G&A associated with raising the capital.

          AmREIT updates earnings guidance on a quarterly basis and will update its annual guidance as well as give guidance for the upcoming quarter.

          Conference Call

          AmREIT will hold its quarterly conference call to discuss fourth quarter 2006 results Wednesday, March 14, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested parties are encouraged to access the live webcast by visiting the investor relations page of AmREIT’s website at www.amreit.com.  The dial-in number for the call is 1-877-407-8031. The call will also be available for replay for 60 days by dialing 1-877-660-6853, account number 286, ID number 232013.

          Supplemental Financial Information

          Further details regarding AmREIT’s results of operations, properties, and tenants can be accessed at the Company’s web site at www.amreit.com.

          About AmREIT

          AmREIT (AMEX: AMY) is a growing real estate company that has delivered results to its investors for 22 years.  Our mission is to build a real estate business with complementary operations that reduce our overall sensitivity to changing market cycles -- a company with strong earnings potential from multiple sources. This mission has led AmREIT into three distinct businesses. First, as a real estate development and operating company, it constructs, develops, acquires, disposes of, brokers, leases and manages properties for shareholders as well as for its asset advisory group and third parties. Second, AmREIT has an asset advisory group which raises private capital for and generates fees from merchant development partnership funds. Third, AmREIT owns a portfolio of “Irreplaceable Corners(TM)” -- premier retail properties in high-traffic, highly populated areas -- which are held for long-term value and provide a steady stream of rental income.  As of December 31, 2006, AmREIT has over 600,000 square feet of retail centers in various stages of development or in the pipeline for both our advisory group and for third parties.  As of December 31, 2006, total assets were $328 million and the asset advisory group managed an additional $281 million in total assets.

          In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which AmREIT operates, management’s beliefs and assumptions made by management. Past performance is not indicative of future returns. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

          For more information, call Chad Braun, Chief Financial Officer of AmREIT, at (713) 850-1400. AmREIT is online at www.amreit.com.

(Tables to Follow)

Operating Results
(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2006	2005	2006	2005

Revenues:
Rental income from operating leases	$7,413	$6,959	$28,158	$20,484
Earned income from direct financing leases	508	508	2,030	2,030
Real estate fee income	556	133	1,334	485
Real estate fee income - related party	4,409	1,219	6,983	4,588
Construction revenues	1,380	1,636	3,025	2,302
Construction revenues - related party	3,749	1,361	10,435	2,434
Securities commission income - related party	2,382	644	6,554	1,163
Asset management fee income - related party	267	128	823	495
Total revenues	20,664	12,588	59,342	33,981
Expenses:
General and administrative	3,251	2,529	9,489	6,209
Property expense	1,648	2,089	6,851	4,860
Construction expense	4,782	2,784	12,290	4,283
Legal and professional	642	373	1,559	1,593
Real estate commissions	502	68	1,042	266
Securities commissions	2,038	563	5,732	1,012
Depreciation and amortization	2,120	2,061	8,741	6,046
Total expenses	14,983	10,467	45,704	24,269
Operating income	5,681	2,121	13,638	9,712
Other income (expense):
Interest and other income - related party	555	191	1,425	705
Income from merchant development funds and other affiliates	448	(27)	967	161
Federal income tax (expense) benefit for taxable REIT subsidiary	(1,223)	99	(870)	(379)
Interest expense	(2,150)	(1,690)	(8,083)	(6,412)
Minority interest in income of consolidated joint ventures	(40)	(152)	(150)	(240)
Income before discontinued operations	3,271	542	6,927	3,547
Income from discontinued operations	20	2,107	254	3,356
Gain on sale of real estate acquired for resale	370	2,351	382	3,223
Net income	3,661	5,000	7,563	10,126
Distributions paid to Class B, C and D shareholders	(2,713)	(2,897)	(11,442)	(9,245)
Net income (loss) available to class A shareholders	$948	$2,103	$(3,879)	$881

(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2006	2005	2006	2005

Reconciliation of Net Income before discontinued operations to Funds From Operations (“FFO”):
Income before discontinued operations	$3,271	$542	$6,927	$3,547
Income from discontinued operations	390	4,458	636	6,579
Depreciation - from operations	2,141	2,210	8,766	5,952
Depreciation - from discontinued operations	—	177	16	111
Adjustments for non-consolidated affiliates	21	35	132	100
Gain on sale of real estate held for investment	1	(2,805)	(285)	(3,400)
Class B, C and D distributions	(2,713)	(2,897)	(11,442)	(9,245)
FFO available to Class A shares	$3,111	$1,720	$4,750	$3,644
Basic and Diluted Per Class A Share Data:
Income (loss) before discontinued operations	$0.09	$(0.36)	$(0.72)	$(1.09)
Income from discontinued operations	$0.06	$0.69	$0.10	$1.26
Net income (loss)	$0.15	$0.33	$(0.62)	$0.17
FFO	$0.50	$0.27	$0.75	$0.70
Distributions per Class A share	$0.12	$0.12	$0.50	$0.50
Distributions per Class B, C and D share	$0.52	$0.52	$2.08	$2.08
Share Data:
Weighted average Class A common shares used to compute net income per share, basic and diluted	6,237,500	6,446,377	6,299,879	5,204,914

Market Capitalization Table

Common Shares Outstanding (12/31/06)	Number of Shares	Price	Market Equity

Class A, net of treasury shares	6,257,712	$8.33	52,126,741
Class B	1,080,180	$8.33	8,997,899
Class C (priced at par value)	4,145,531	$10.00	41,455,310
Class D (priced at par value)	11,039,803	$10.00	110,398,030
Total	22,523,226		212,977,980

Balance Sheet Highlights
(in thousands)

	December 31, 2006	December 31, 2005

Real estate investments before accumulated depreciation	$312,405	$290,097
Real estate held for investment, net	261,198	241,301
Net investment in direct financing leases	19,204	19,212
Real estate held for resale, net	2,708	3,569
Total assets	328,419	314,971
Notes payable	144,453	114,687
Total liabilities	158,232	126,510
Minority interest	1,137	1,176
Total shareholders’ equity	169,050	187,285

Non-GAAP Financial Disclosure

          This press release contains certain non-GAAP financial measures that management believes are useful in evaluating an equity REIT’s performance. AmREIT’s definitions and calculations of non-GAAP financial measures may differ from those used by other equity REIT’s, and therefore may not be comparable. The non-GAAP financial measures should not be considered as an alternative to net income as an indication of our operating results, or to net cash provided by operating activities as a measure of our liquidity.

           AmREIT considers FFO to be an appropriate measure of the operating performance of an equity REIT. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses from sales of property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. AmREIT calculates its FFO in accordance with this definition. Management considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO is a helpful tool that can assist in the comparison of the operating performance of a company’s real estate between periods, or as compared to different companies. FFO is not defined by GAAP and should not be considered as an alternative to net income as an indication of our operating performance or to net cash provided by operating activities as a measure of our liquidity. FFO as disclosed by other REITs may not be comparable to AmREIT’s calculation.

           Projected FFO is calculated in a method consistent with historical FFO, and AmREIT considers projected FFO to be an appropriate supplemental measure when compared with projected EPS. A reconciliation of the projected FFO to projected EPS per share is provided below:

	Projected 2007 Range		Historical 12/31/06

	High	Low

Net (loss)/income available to Class A shareholders	$(0.57)	$(0.61)	$(0.62)
Depreciation and amortization	1.39	1.39	1.40
Adjustment for non-consolidated affiliates	—	—	0.02
Less gain on sale of real estate	(0.00)	(0.00)	(0.05)
FFO available to Class A shareholders	$0.82	$0.78	$0.75

SOURCE  AmREIT
          -0-                              03/13/2007
          /CONTACT:  Chad Braun, Chief Financial Officer of AmREIT, +1-713-850-1400/
          /Web site:  http://www.amreit.com /
          (AMY)